UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2024

ModivCare Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6900 E. Layton Avenue, 12th Floor Denver, Colorado	80237
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 728-7012

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MODV	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02         Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

On December 23, 2024, the board of directors (the “Board”) of ModivCare Inc. (the “Company”) appointed Mr. Craig Barbarosh and Mr. Neal Goldman to fill existing vacancies at the Board and to serve as independent directors for a term of 12 months, which may be extended by a majority vote of the Board, or until their earlier resignation or removal. The Board also appointed Mr. Barbarosh to fill an existing vacancy in the Audit Committee and Mr. Goldman to fill an existing vacancy in the Compensation Committee.

The Board determined that Mr. Barbarosh and Mr. Goldman each satisfy the requirements of the Nasdaq Stock Market and the criteria of the Board to be an independent director. There were no arrangements or understandings pursuant to which Mr. Barbarosh or Mr. Goldman were selected aside from the Letter Agreements (as defined below). Further, there are no relationships or related party transactions between the Company and Mr. Barbarosh, or the Company and Mr. Goldman, of the type required to be disclosed under applicable Securities and Exchange Commission rules.

Mr. Barbarosh is an experienced public company board member and attorney with over 30 years of professional experience. Mr. Barbarosh currently serves as a director on the board of Sabra Healthcare REIT, Inc. and Evolent Health, Inc. Previously, Mr. Barbarosh served as a director for public companies such as Nextgen Healthcare, Inc., Lifecore Biomedical, Inc., Aratana Therapeutics, Inc., BiopharmX, Inc., and Bazaarvoice, Inc. Other experience as an independent director includes serving as a director at Easterday Farms; Noble House Furnishings; Mariner Healthcare; Ruby Tuesday, Inc., and Hytera Communications. Mr. Barbarosh is currently the Senior Managing Director at CommonWealth Partners LLC. He holds his J.D. (with honors) from the University of the Pacific, McGeorge School of Law and earned his B.A. in Business Economics from the University of California at Santa Barbara.

Mr. Goldman has over 30 years of experience in investing and working with companies to maximize shareholder value. He is currently the Managing Member of SAGE Capital Investments, LLC, a consulting firm specializing in independent board of director services, strategic planning, and transformations for companies in multiple industries including energy, technology, media, retail, healthcare, gaming, and industrials. He also currently serves as Chairman of the Board of Talos Energy LLC and is a member of the board of Weatherford International. As a board member, Mr. Goldman has demonstrated expertise representing public and private companies experiencing complex corporate governance and/or financial situations. He has served on the boards of the Center for Autism & Related Diseases, Diamond Offshore, Keter Group, RobertShaw, Magenta (Trellis, Skyhigh), KLDiscovery, Elevate Textiles, SiO2 Medical Products, Yak Access, Core Scientific, GenesisCare USA, Healogics, Zenefits, LBI Media, Magic Leap, Toys R Us, Southeastern Grocers, J. Crew, Answers.com, UCI Holdings, Garrett Motion, LightSquared, Pimco Income Strategy Fund I & II, Jacuzzi Brands, and NII Holdings. Mr. Goldman was formerly a Managing Director at Och-Ziff Capital Management, LP and a Founding Partner of Brigade Capital Management, LLC, which he helped to build to over $12 billion in assets under management. Mr. Goldman received a BA from the University of Michigan and an MBA from the University of Illinois.

Letter Agreements

In connection with their appointment to the Board, Mr. Barbarosh and Mr. Goldman each entered into letter agreements with the Company, dated as of December 23, 2024 (the “Letter Agreements”). Pursuant to the Letter Agreements, the Company agreed to pay each of Mr. Barbarosh and Mr. Goldman (a) $40,000 per month, (b) a per diem amount of $7,500 under certain specified limited circumstances, and (c) reimbursement of all reasonable and documented expenses incurred in connection with his service to the Company as a director, until the termination of his service as a director.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODIVCARE INC.

Dated: December 26, 2024	By:	/s/ Faisal Khan
	Name:	Faisal Khan
	Title:	Senior Vice President, General Counsel and Secretary